Investor Contact:                        Press Contact:
Suzanne Park                            Eric Nash
Stamps.com Investor Relations                Stamps.com Public Relations
(310) 482-5830                        (310) 482-5942
invrel@stamps.com                        enash@stamps.com

STAMPS.COM REPORTS SECOND QUARTER 2018 RESULTS
El Segundo, CA - August 1, 2018 - Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions to over 725 thousand customers, today announced results for the quarter ended June 30, 2018.
Second Quarter 2018 Financial Highlights

•
In July 2018, Stamps.com entered into a definitive agreement to acquire MetaPack Ltd. (“MetaPack”), a United Kingdom-based software company that provides the world’s leading multi-carrier enterprise-level solution to many of the world’s preeminent e-commerce retailers and brands. The Company's second quarter financial results and 2018 financial outlook do not include MetaPack, as the transaction has not closed.

•	Total revenue was $139.6 million, up 20% compared to $116.1 million in the second quarter of 2017.

•	GAAP net income was $45.5 million, up 47% compared to $31.0 million in the second quarter of 2017.

•	GAAP net income per fully diluted share was $2.41, up 41% compared to $1.71 in the second quarter of 2017.

•	Non-GAAP adjusted EBITDA was $63.6 million, up 10% compared to $58.1 million in the second quarter of 2017.

•	Non-GAAP adjusted income per fully diluted share was $2.75, up 32% compared to $2.08 in the second quarter of 2017.
“We were very pleased with our acquisition of MetaPack and with our second quarter performance,” said Ken McBride, Stamps.com's Chairman and CEO. “Our growth continues to be driven by success in the shipping area of our business. With MetaPack we will be able to accelerate our focus on international expansion, and will be in a much better position to address the global e-commerce shipping industry. We are continuing to execute on our operational and strategic plans and we are excited about our long-term business opportunities.”
Second Quarter 2018 Detailed Results
Second quarter 2018 total revenue was $139.6 million, up 20% compared to the second quarter of 2017. Second quarter 2018 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage and Other revenue) was $134.4 million, up 20% versus the second quarter of 2017. Second quarter 2018 Customized Postage revenue was $5.2 million, up 22% versus the second quarter of 2017.
Second quarter 2018 GAAP income from operations was $46.9 million, GAAP net income was $45.5 million, and GAAP net income per share was $2.41 based on 18.9 million fully diluted shares outstanding. This compares to second quarter 2017 GAAP income from operations of $41.7 million, GAAP net income of $31.0 million and GAAP net income per share of $1.71 based on 18.1 million fully diluted shares outstanding. Second quarter 2018 GAAP income from operations, GAAP net income, and GAAP income per fully diluted share increased by 12%, 47% and 41% year-over-year, respectively.
Second quarter 2018 GAAP income from operations included $9.9 million of non-cash stock-based compensation expense, $4.0 million of non-cash amortization of acquired intangibles, and $1.6 million of transaction expenses related to the MetaPack acquisition and legal settlement expense related to the class action wage and hours case filed against us in February 2018. Second quarter 2018 GAAP net income included $93 thousand of non-cash amortization of debt issuance costs. Second quarter 2018 GAAP income tax expense was $0.7 million and non-GAAP income tax expense was $9.9 million, resulting in a $9.2 million non-GAAP tax expense adjustment. The higher non-GAAP tax expense reflects the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of 16.0% for the second quarter. See the section later in this press release entitled, “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense, non-cash amortization of acquired intangibles, transaction expenses related to the MetaPack acquisition, and legal settlement expense, second quarter 2018 non-GAAP income from operations was $62.3 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, second quarter 2018 non-GAAP adjusted income was $51.9 million or $2.75 per share based on 18.9 million fully diluted shares outstanding.
Second quarter 2017 GAAP income from operations included $11.0 million of non-cash stock-based compensation expense and $4.0 million of non-cash amortization of acquired intangibles. Second quarter 2017 GAAP net income included $93 thousand of non-cash amortization of debt issuance costs. Second quarter 2017 GAAP income tax expense was $9.9 million and non-GAAP income tax expense was $18.2 million, resulting in an $8.3 million non-GAAP tax expense adjustment. The higher non-GAAP tax expense reflected the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of 32.5%. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, second quarter 2017 non-GAAP income from operations was $56.7 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, second quarter 2017 non-GAAP adjusted income was $37.8 million or $2.08 per share based on 18.1 million fully diluted shares outstanding.
Therefore, second quarter 2018 non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per fully diluted share increased by 10%, 37% and 32% year-over-year, respectively.
Non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per share are described further in the “About Non-GAAP Financial Measures” section of this press release and are reconciled to the corresponding GAAP measures in the following tables (unaudited):
Reconciliation of GAAP to Non-GAAP Financial Measures (Second Quarter 2018)

Second Quarter Fiscal 2018
All amounts in millions except		Stock-Based	Intangible	Acquisition and	Debt
per share data:	GAAP	Compensation	Amortization	Litigation	Amortization	Income Tax	Non-GAAP
	Amounts	Expense	Expense	Settlement	Expense	Adjustments	Amounts
				Expenses
Cost of Revenues	$ 29.44	0.73	0	0	0	0	$ 28.71
Research & Development	12.34	1.67	0	0	0	0	10.67
Sales & Marketing	25.79	1.48	0	0	0	0	24.30
General & Administrative	25.19	6.01	3.99	1.57	0	0	13.62
Total Expenses	92.76	9.89	3.99	1.57	0	0	77.31

Income (Loss) from Operations	46.87	(9.89)	(3.99)	(1.57)	0	0	62.32

Interest and Other Income (Loss)	(0.61)	0	0	0	(0.09)	0	(0.51)

Benefit (Expense) for Income Taxes	(0.74)	0	0	0	0	9.15	(9.89)

Adjusted Income (Loss)	45.52	(9.89)	(3.99)	(1.57)	(0.09)	9.15	51.92

On a diluted per share basis	$ 2.41	$ (0.52)	$ (0.21)	$ (0.08)	—	$ 0.48	$ 2.75

Shares used in per share calculation	18.91	18.91	18.91	18.91	18.91	18.91	18.91

Reconciliation of GAAP to Non-GAAP Financial Measures (Second Quarter 2017)

Second Quarter Fiscal 2017		Stock-Based	Intangible	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$ 19.09	$ 0.45	0	0	0	$ 18.64
Research & Development	11.63	2.22	0	0	0	9.41
Sales & Marketing	22.28	1.97	0	0	0	20.31
General & Administrative	21.45	6.33	4.00	0	0	11.13
Total Expenses	74.45	10.97	4.00	0	0	59.48

Income (Loss) from Operations	41.69	(10.97)	(4.00)	0	0	56.66

Interest and Other Income (Loss)	(0.77)	0	0	(0.09)	0	(0.68)

Benefit (Expense) for Income Taxes	(9.88)	0	0	0	8.31	(18.19)

Adjusted Income (Loss)	31.04	(10.97)	(4.00)	(0.09)	8.31	37.79

On a diluted per share basis	$ 1.71	$ (0.61)	$ (0.22)	$ (0.01)	$ 0.46	$ 2.08

Shares used in per share calculation	18.12	18.12	18.12	18.12	18.12	18.12
Second Quarter GAAP Net Income and Non-GAAP Adjusted EBITDA

Second quarter 2018 GAAP net income was $45.5 million, up 47% compared to $31.0 million in the second quarter of 2017.

Second quarter 2018 non-GAAP adjusted EBITDA was $63.6 million, up 10% compared to $58.1 million in the second quarter of 2017.
Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Non-GAAP Financial Measures” section of this press release and is reconciled to GAAP net income in the following table (unaudited):
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

Second Quarter	Three Months ended
All amounts in millions	June 30,
	2018	2017

GAAP Net Income (Loss)	$45.52	$31.04

Depreciation and Amortization expense	$5.28	$5.40
Interest & Other Expense (Income), net	$0.61	$0.77
Income Tax Expense (Benefit), net	$0.74	$9.88

Stock-based Compensation Expense	$9.89	$10.97
Acquisition Related Expenses and Litigation Settlement Expense	$1.57	$ --

Adjusted EBITDA	$63.61	$58.06

Taxes
For the second quarter of 2018, the Company reported a GAAP income tax expense of $0.7 million representing an effective tax rate of 1.6%. As discussed below under the heading, “About Non-GAAP Financial Measures,” we believe our effective tax rate for 2018 will be approximately 18%. Accordingly, the second quarter 2018 effective rate of 1.6% should not be assumed to apply for 2018 as a whole, and our after tax income during the remainder of 2018 will likely reflect a materially higher rate than is reflected in our after tax results for the second quarter of 2018. Our second quarter 2018 GAAP net income should also be understood to have been positively impacted by the lower effective tax rate applicable specifically to the quarter resulting primarily from employee stock option exercises.
Share Repurchase and Debt Repayment
During the second quarter of 2018, the Company repurchased approximately 54 thousand shares at a total cost of approximately $12.8 million.
The current Board-approved share repurchase program, which expires in November 2018, remains in effect with a remaining authorization of approximately $84 million as of June 30, 2018.
During the second quarter of 2018, the Company made a required principal repayment of $2.1 million against the borrowings under the Company’s existing credit agreement related to the Endicia acquisition. As of June 30, 2018, total debt under the credit agreement, excluding debt issuance costs, was $66.0 million.
Summary of our Updated Business Outlook
For fiscal year 2018, the Company currently expects its GAAP financial outlook to be as follows:

•	We expect total revenue to be in a range of approximately $530 million to $560 million; this is unchanged from our previous guidance.

•	We expect GAAP net income to be in a range of approximately $150 million to $166 million; this compares to previous guidance of $150 million to $165 million.

•	We expect GAAP net income per fully diluted share to be in a range of approximately $7.78 to $8.75; this compares to previous guidance of $7.73 to $8.70.

•	We expect our 2018 effective tax rate to be 18.0%; this compares to our previous guidance of 22.0%.
The above GAAP amounts, adjusted as detailed below, result in the following non-GAAP financial outlook:

•	We expect non-GAAP adjusted EBITDA to be in a range of approximately $245 million to $265 million; this is unchanged from our previous guidance.

•	We expect non-GAAP adjusted income per fully diluted share to be in a range of $10.15 to $11.15; this compares to previous guidance of $9.60 to $10.60.
The updated business outlook for 2018 revenue, GAAP net income, GAAP net income per fully diluted share, effective tax rate, non-GAAP adjusted EBITDA, and non-GAAP adjusted income per fully diluted share exclude the expected financial results from MetaPack from the expected close in August 2018 through December 31, 2018 but include the associated acquisition related expenses and higher net interest expense due to lower expected cash balances.
Detailed Discussion of our Business Outlook
As noted above, for 2018, the Company currently expects total revenue to be in a range of approximately $530 million to $560 million; this is unchanged from our previous guidance.
Also, for 2018, the Company currently expects GAAP net income to be in a range of approximately $150 million to $166 million; this compares to previous guidance of $150 million to $165 million.
The expected GAAP net income range includes depreciation and amortization expense of approximately $21 million, stock-based compensation expense of approximately $37 million, acquisition related expenses and litigation settlement expense of approximately $1.6 million, interest expense and other income, net of approximately $2 million, and income tax expense of approximately $33 million to $36 million. Excluding the depreciation and amortization expense, stock-based compensation expense, acquisition related expenses, ligitgation settlement expense, interest expense and other income, net and income tax expense, we expect non-GAAP adjusted EBITDA to be in a range of approximately $245 million to $265 million.
The following table is provided to facilitate a reconciliation of 2018 expected non-GAAP adjusted EBITDA to expected GAAP net income:

	Fiscal Year 2018 Guidance
All amounts in millions	Low End of Range	High End of Range

GAAP net income	$149.7	$166.1

Adjustments to reconcile adjusted EBITDA to GAAP net income:
Depreciation and amortization expense	$21.0	$21.0
Stock-based compensation expense	$37.5	$37.5

Acquisition related expenses and litigation settlement expense	$1.6	$1.6
Interest expense and other income, net	$2.4	$2.4
Income tax expense	$32.9	$36.5
Total adjustments excluded from adjusted EBITDA	$95.4	$99.0

Adjusted EBITDA	$245.0	$265.0

As noted above, for 2018, the Company currently expects GAAP net income per fully diluted share to be in a range of approximately $7.78 to $8.75; this compares to previous guidance of $7.73 to $8.70. The expected GAAP net income per fully diluted share range includes non-cash stock-based compensation expense of approximately $37 million, non-cash amortization of acquired intangibles expense of approximately $16 million, non-cash amortization of debt issuance costs of approximately $0.4 million, acquisition related expenses and litigation settlement expense of approximately $1.6 million. Excluding the stock-based compensation expense, amortization of acquired intangibles expense, amortization of debt issuance costs, acquisition related expenses, and litigation settlement expense, and including higher expected non-GAAP income taxes of approximately $10 million from the expected tax effects of these adjustments at an assumed 18.0% effective full-year tax rate, non-GAAP adjusted income per fully diluted share is expected to be in a range of $10.15 to $11.15; this compares to previous guidance of $9.60 to $10.60.

The following table is provided to facilitate a reconciliation of 2018 expected non-GAAP adjusted income per fully diluted share to expected GAAP net income per fully diluted share:

	Fiscal Year 2018 Guidance
All amounts in millions except percentages and per share data	Low End of Range	High End of Range

GAAP net income per fully diluted share	$7.78	$8.75

Adjustments to reconcile non-GAAP to GAAP:
Stock-based compensation expense	$37.5	$37.5
Amortization of acquired intangibles	$16.0	$16.0
Amortization of debt issuance costs	$0.4	$0.4
Acquisition related expenses and litigation settlement expense	$1.6	$1.6
Total adjustments excluded from non-GAAP	$55.5	$55.5
Projected effective tax rate	18%	18%
Increased tax expense from non-GAAP adjustments	$10.0	$10.0
Total tax affected adjustments excluded from non-GAAP	$45.5	$45.5

Fully diluted shares	19.2	19.0
Total adjustments excluded from non-GAAP adjusted income per fully diluted share	$2.37	$2.40

Non-GAAP adjusted income per fully diluted share	$10.15	$11.15

This business outlook does not include the impact from the MetaPack acquisition (except for associated acquisition related expenses and higher net interest expense), other potential future acquisitions, including acquisition costs or related financings, or unanticipated events. This business outlook and the related assumptions are forward-looking statements subject to the safe harbor statement contained at the end of this press release, and reflect our views of current and future market conditions as of the date of this press release. Ranges reflect our business assumptions, but actual results could fall outside the range presented. Only a few of our assumptions underlying our guidance are disclosed above, and our actual results will be affected by known and unknown risks, trends, uncertainties and other factors, some of which are beyond our control or ability to predict. Although we believe that the assumptions underlying our guidance are reasonable, they are not guarantees of future performance and some of them will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences could be material. We do not undertake any obligation to release publicly any revisions to our business outlook or other forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Metrics and Conference Call
2018 Company metrics, updated to include the second quarter, is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics). These metrics are not incorporated into this press release.
The Stamps.com financial results conference call will be webcast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the webcast, a replay of the call will be available at the same website.

About Stamps.com, Endicia, ShipStation, ShipWorks, ShippingEasy and Metapack
Stamps.com (Nasdaq: STMP) is the leading provider of postage online and shipping software solutions to over 725 thousand customers, including consumers, small businesses, e-commerce shippers,

enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia, ShipStation, ShipWorks and ShippingEasy. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications.

Endicia is a leading brand for high volume shipping technologies and services for U.S. Postal Service shipping. Under this brand we offer solutions that help businesses run their shipping operations more smoothly and function more successfully. Our Endicia branded solutions also provide seamless access to USPS shipping services through integrations with partner applications.

ShipStation is a leading web-based shipping solution that helps e-commerce retailers import, organize, process, package, and ship their orders quickly and easily from any web browser. ShipStation features the most integrations of any e-commerce web-based solution with more than 175 shopping carts, marketplaces, package carriers, and fulfillment services. Integration partners include eBay, PayPal, Amazon, Etsy, Square, Shopify, BigCommerce, Volusion, Magento, Squarespace, and carriers such as USPS, UPS, FedEx and DHL. ShipStation has sophisticated automation features such as automated order importing, custom hierarchical rules, product profiles, and fulfillment solutions that enable its customers to complete their orders, wherever they sell, and however they ship.

ShipWorks is a leading brand for client-based shipping solutions that help high volume shippers import, organize, process, fulfill, and ship their orders quickly and easily from any standard PC. With integrations to more than 100 shopping carts, marketplaces, package carriers, and fulfillment services, ShipWorks has the most integrations of any high-volume client shipping solution. Package carriers include USPS, UPS, FedEx, DHL, OnTrac and many more. Marketplace and shopping cart integrations include eBay, PayPal, Amazon, Etsy, Shopify, BigCommerce, Volusion, ChannelAdvisor, Magento, and many more. ShipWorks has sophisticated automation features such as a custom rules engine, automated order importing, automatic product profile detection, and fulfillment automation, which enable high volume shippers to complete their orders quickly and efficiently.

ShippingEasy is a leading web-based shipping software solution that allows online retailers and e-commerce merchants to organize, process, fulfill and ship their orders quickly and easily. ShippingEasy integrates with leading marketplaces, shopping carts, and e-commerce platforms to allow order fulfillment and tracking data to populate in real time across all systems. The ShippingEasy software downloads orders from selling channels and automatically maps custom shipping preferences, rates and delivery options across all supported carriers.

MetaPack helps e-commerce and delivery professionals to meet with the consumer’s growing expectations of delivery, whilst maintaining and optimizing operational efficiency. MetaPack’s SaaS solution offers a wide range of personalised delivery services, from global order tracking to simplified return procedures, through a catalogue of 450 carriers and 5,000 services available that span every country in the world. Thanks to MetaPack, more than 550 million packages are sent annually by many of the world’s leading e-commerce retailers.

About Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated balance sheet and consolidated statement of income presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted income, non-GAAP adjusted income per fully diluted share and adjusted EBITDA.

Non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s financial performance and prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes the non-GAAP measures that: (1) exclude certain non-cash items including stock-

based compensation expense, amortization of acquired intangibles, amortization of debt issuance costs, contingent consideration charges; (2) exclude certain expenses and gains such as acquisition related expenses, litigation settlement expenses, executive consulting expenses, insurance proceeds; and (3) includes income tax adjustments provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be reflective of our underlying operating performance.

Non-GAAP adjusted income is calculated as GAAP net income plus the cumulative impact of the adjustments outlined in the paragraph immediately above.

Non-GAAP adjusted income per fully diluted share is calculated as non-GAAP adjusted income divided by fully diluted shares. Prior to the third quarter 2016, the Company referred to non-GAAP adjusted income as non-GAAP net income.

Non-GAAP income tax expense for the first, second and third quarters of our fiscal year are calculated by multiplying the projected annual effective tax rate in that quarter by the non-GAAP adjusted income before taxes for the quarter. The projected annual effective tax rate does not reflect potential future employee option exercises in the remaining quarters of the fiscal year due to the inherent difficulty in forecasting employee option exercises. The projected annual effective tax rate also considers other factors including the Company’s tax structure and its tax positions in various jurisdictions where the Company operates. The actual annual effective tax rate realized for the fiscal year could differ materially from our projected annual effective tax rate used in the first, second and third quarters.

Non-GAAP income tax expense for the fourth quarter of the fiscal year is calculated by multiplying the actual effective tax rate for the fiscal year by the non-GAAP adjusted income before taxes for the fiscal year and subtracting the non-GAAP income tax expense or benefit reported in the first, second and third quarters. As a result, the fourth quarter reflects the tax impact of reconciling the first, second and third quarter projected annual effective rates to the actual effective tax rate for the fiscal year.

The calculations described above reflect the methodology used for calculating non-GAAP income tax expenses in reported results for 2017 and 2018. For 2016 reported results, the Company used a different methodology for calculating non-GAAP income tax expense that reflected the Company’s ability to use its remaining tax assets such as net operating losses and other tax credits. The reason for the change in methodology was that the Company had utilized substantially all of its net operating losses and other tax credits by the end of 2016. In order to help investors better understand the impact of the change in methodology, the Company previously provided recast non-GAAP income tax expense for 2016 showing what the non-GAAP income tax expense would have been under the 2017 methodology. The Company expects that the non-GAAP income tax expense methodology for 2018 will be consistent with the 2017 methodology. As a result, the Company believes it is no longer necessary to provide recast non-GAAP income tax expenses.

The projected non-GAAP full-year tax rate for 2018 is 18.0%.

Adjusted EBITDA as calculated in this press release represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and excludes certain items, such as stock-based compensation expense.

The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP financial measures may differ from similarly titled measures used by other companies. Reconciliation of non-GAAP financial measures included in this press release to the corresponding GAAP measures can be found in the financial tables of this press release.

The Company believes that non-GAAP financial measures, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of operating results against prior periods and allow for greater transparency of operating results. Management uses non-GAAP financial measures in making financial, operating, compensation and planning decisions. The Company believes non-GAAP financial measures facilitate management and investors in comparing the Company’s financial performance to that of prior periods as well as in performing trend analysis over time.

Share Repurchase Timing

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on factors including market conditions and the Company’s compliance with the covenants in its Credit Agreement. Share repurchases may be made from time to time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts, and may relate to future events or the company’s anticipated results, business strategies or capital requirements, among other things, all of which involve risks and uncertainties. You can identify many (but not all) such forward-looking statements by looking for words such as “assumes,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include the Company's ability to successfully integrate and realize the benefits of its pending MetaPack acquisition and its other past or future strategic acquisitions or investments, and other important factors that are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the company’s ability to control or predict. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Trademarks

Stamps.com, the Stamps.com logo, Endicia, ShipStation, ShipWorks, and ShippingEasy are registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names used in this release are the property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
Revenues:
Service	$ 125,206	$ 102,685	$ 246,122	$ 195,105
Product	4,892	4,763	10,571	10,477
Insurance	4,293	4,393	8,661	8,833
Customized postage	5,218	4,276	7,798	6,718
Other	18	23	40	47
Total revenues	139,627	116,140	273,192	221,180
Cost of revenues:
Service	22,610	12,726	43,259	25,402
Product	1,480	1,593	3,231	3,395
Insurance	1,014	1,213	2,012	2,581
Customized postage	4,338	3,557	6,467	5,449
Total cost of revenues	29,442	19,089	54,969	36,827
Gross profit	110,185	97,051	218,223	184,353
Operating expenses:
Sales and marketing	25,789	22,280	51,537	45,430
Research and development	12,340	11,628	24,413	22,150
General and administrative	25,187	21,451	46,203	40,433
Total operating expenses	63,316	55,359	122,153	108,013
Income from operations	46,869	41,692	96,070	76,340

Interest expense	(650)	(932)	(1,240)	(1,812)
Interest income and other income, net	43	159	92	189
Income before income taxes	46,262	40,919	94,922	74,717
Income tax expense	738	9,879	2,354	10,539
Net income	$ 45,524	$ 31,040	$ 92,568	$ 64,178
Net income per share:
Basic	$ 2.53	$ 1.83	$ 5.19	$ 3.79
Diluted	$ 2.41	$ 1.71	$ 4.95	$ 3.54
Weighted average shares outstanding:
Basic	18,015	16,930	17,830	16,916
Diluted	18,906	18,125	18,709	18,147

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30,	December 31,
	2018	2017

ASSETS
Cash and cash equivalents	$ 282,868	$ 153,903
Accounts receivable, net	67,437	80,797
Current income taxes	23,204	22,344
Other current assets	16,488	14,449
Property and equipment, net	36,757	37,507
Goodwill and intangible assets, net	312,689	320,695
Deferred income taxes, net	41,110	43,148
Other assets	7,783	6,261
Total assets	$ 788,336	$ 679,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses, and other liabilities	$ 108,732	$ 108,386
Debt, net of debt issuance costs	65,096	69,034
Deferred revenue	3,922	3,871
Total liabilities	177,750	181,291

Stockholders' equity:
Common stock	55	55
Additional paid-in capital	1,022,608	962,227
Treasury stock	(427,721)	(387,545)
Retained earnings (accumulated deficit)	15,638	(76,930)
Accumulated other comprehensive income	6	6
Total stockholders' equity	610,586	497,813
Total liabilities and stockholders' equity	788,336	$ 679,104